Exhibit 99.1

Aegis Reports Second Quarter 2006 Results

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Second Quarter 2006 Results

62% increase in revenues over Second Quarter 2005 and continued improvement in profit performance

IRVING, TEXAS — August 7, 2006 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, announced earlier today its earnings report for the second quarter ending June 30, 2006. All dollar figures are expressed in thousands.

Aegis’s Chief Executive Officer Kannan Ramasamy commented: “We continued to make solid progress on all aspects of our business operations. We have seen growth with our traditional accounts in telecom and financial services and our recent accounts in healthcare. The benefits of our new financing arrangement, the progress on consolidating to a VoIP based platform and continued management by metrics at all operating levels is driving our cost efficiencies and improvement in profitability.”

Net income: For the second quarter 2006, we recognized net income applicable to common shareholders of $1,588 versus a net loss applicable to common shareholders of $4,393 for the comparable second quarter 2005, representing an increase in quarterly turnaround to profitability of $5,981 for the second quarter. The Company measures operating performance through EBITDA, which is operating income excluding the expense of depreciation and amortization charge. The Company continued its return to profitability, with EBITDA profit of $2,817 for the second quarter 2006 versus an EBITDA loss of $1,920 for the comparable second quarter 2005. The change from 2005 represents cost savings instituted during the 2005 year to right size the business and focus on diversification of marketing to different industries, mainly initiated in the areas of healthcare related business pertaining to Medicare Part D services.

Revenues: For the quarter ended June 30, 2006, revenues from continuing operations were $25,629 versus $15,807 in the comparable second quarter 2005, an increase of $9,822, or 62%. This growth in revenues was mainly attributable to the increase in accounts related to healthcare call operations associated with Medicare Part D customers as well as on going customer relationship work for Humana. Additionally, there was an increase in business received from our existing customers, Western Union, Comcast and Bell South continuing on from the first quarter 2006.

Revenue Mix: Inbound CRM and non-voice services continued to be responsible for the majority of our revenues in the second quarter 2006. Together those two service areas accounted for approximately $20,800 (81.2%) of our revenues, as compared to $13,700 (86.7%) in the second quarter 2005. Outbound CRM revenue accounted for approximately $4,800 (18.8%) of total revenues for the three months ended June 30, 2006 as compared to $2,100 (13.3%) due to a renewed focus on our customer acquisitions by our telecom clients.

For the three and six months ended June 30, 2006 and 2005, the mix of revenues was as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
(Dollars in millions)	2006	%	2005	%	2006	%	2005	%
Inbound CRM	$19.1	74.6%	$12.1	76.6%	$43.6	78.7%	$24.9	79.3%
Outbound CRM	4.8	18.8%	2.1	13.3%	8.3	15.0%	3.3	10.5%
Non-Voice & Other	1.7	6.6%	1.6	10.1%	3.5	6.3%	3.2	10.2%

Total revenues	$25.6	100.0%	$15.8	100.0%	$55.4	100.0%	$31.4	100.0%

We are dependent on several large clients for a significant portion of our revenues. The loss of one or more of these clients or a significant decline in business with any of these clients individually or as a group, or our inability to collect amounts owed to us by such clients, could have, and in the past have had, a material adverse effect on our business.

Cost of Services: Cost of services increased by approximately $5,535, or 47.2%, from $11,732 for the quarter ended June 30, 2005 to $17,267 for the second quarter of 2006. Cost of services as a percentage of sales decreased from 74.2% for the three months ended June 30, 2005 to 67.4% for the comparable period in 2006. The absolute increases in the cost of services for the quarter is attributable to more services provided. The lower percentage of cost in 2006 represents increased efficiencies in operating costs related to production costs for the same periods in 2005.

Selling, General and Administrative Expenses: Selling, general and administrative expenses decreased $450 from $5,995 for the three months ended June 30, 2005 to $5,545 for the three months ended June 30, 2006. The decreases are mainly attributable to cost containment strategies of all general and administrative expenses initiated in 2005 as well as a reduction in overall costs of the Company’s sales and marketing expenses outsourced.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing 3,059 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com .

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Revenues	$25,629	$15,807	$55,440	$31,446
Operating costs:
Cost of services	17,267	11,732	38,354	23,278
Selling, general and administrative expenses	5,545	5,995	12,183	12,300
Depreciation and amortization	768	1,847	1,582	3,593

Total operating expenses	23,580	19,574	52,119	39,171

Operating income/(loss)	2,049	(3,767)	3,321	(7,725)
Interest expense, net	220	215	689	319
Non-cash interest expense	127	411	165	793

Income/(loss) from continuing operations before income taxes	1,702	(4,393)	2,467	(8,837)
Income taxes expense	114	—	114	—

Net income/(loss)	1,588	(4,393)	2,353	(8,837)

Preferred stock dividends	—	—	—	—

Net income/(loss) applicable to common shareholders	$1,588	$(4,393)	$2,353	$(8,837)

Basic and diluted income/(loss) per common share	$0.00	$(0.01)	$0.00	$(0.01)

Weighted average shares of common stock outstanding(in thousands):
Basic	1,146,741	659,577	1,146,741	659,577
Diluted	1,146,741	659,577	1,146,741	659,577

Aegis Communications Group, Inc.

Condensed Selected Financial Data

(Dollars in thousands)

	June 30, 2006	December 31, 2005
Assets	(Unaudited)	AUDITED
Cash and cash equivalents	$—	$270
Accounts receivable trade, net	17,849	9,296
Total current assets	18,643	10,435
Property and equipment, net	6,053	7,490
Total assets	24,872	18,115

Liabilities & Shareholders’ Deficit
Short term revolver	$4,192	$904
Accounts payable	6,646	6,281
Other current liabilities	11,041	9,405
Current portion of debt	3,354	1,609
Total current liabilities	27,161	20,447
Long term notes payable, net of current portion	—	1,617
Total shareholders’ (deficit)	(4,368)	(6,721)